Exhibit 99.2

CEVA, Inc. Q4 & FY 2021 Financial Results Conference Call - Prepared Remarks :: Feb 15, 2022

CEVA, INC.

Fourth Quarter and Full Year 2021 Financial Results Conference Call

Prepared Remarks of Gideon Wertheizer, Chief Executive Officer and
Yaniv Arieli, Chief Financial Officer

February 15, 2022

8:30 A.M. Eastern

Good morning everyone and welcome to CEVA’s fourth quarter and full year 2021 earnings conference call. I’m joined today by Gideon Wertheizer, Chief Executive Officer, and Yaniv Arieli, Chief Financial Officer of CEVA. Gideon will cover the business aspects and highlights from the fourth quarter and provide general qualitative data. Yaniv will then cover the financial results for the fourth quarter and full year 2021 and also provide guidance for the first quarter and full year 2022.

I will start with the forward-looking statements.

Forward Looking Statements

Please note that today’s discussion contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of CEVA to differ materially from those expressed or implied by such forward-looking statements and assumptions. Forward-looking statements include statements regarding demand for and benefits of our technologies; expectations regarding market dynamics, changes in the semiconductor industry, and our plans to capitalize on the foregoing; beliefs regarding benefits and impacts of the Intrinsix acquisition, including expansion into the aerospace and defense market and ability to offer integrated IP solutions and enriched security and assurance products; expectations and financial guidance regarding future performance, including growth in licenses, revenues and customer agreements and qualitative data for 2022; and objectives regarding sustainability. For information on the factors that could cause a difference in our results, please refer to our filings with the Securities and Exchange Commission. These include: the scope and duration of the pandemic; the extent and length of the restrictions associated with the pandemic and the impact on customers, consumer demand and the global economy generally; the ability of CEVA’s IPs for smarter, connected devices to continue to be strong growth drivers for us; our success in penetrating new markets and maintaining our market position in existing markets; the ability of new products incorporating our technologies to achieve market acceptance; the speed and extent of the expansion of the 5G and IoT markets; our ability to execute more base station & IoT license agreements; the effect of intense industry competition and consolidation; global chip market trends, including supply chain issues as a result of COVID-19 and other factors; and our ability to successfully integrate Intrinsix into our business. CEVA assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

CEVA, Inc. Q4 & FY 2021 Financial Results Conference Call - Prepared Remarks :: Feb 15, 2022

With that said, I will now hand the call over to Gideon.

Gideon

Thank you, Richard. Good morning everyone and thank you for joining us today. The fourth quarter and the fiscal year 2021 was extremely intense and exceptionally successful. As the digital transformation drives industries to become connected and intelligent, our ubiquitous technology and collaborative business model present a significant and secular growth prospect. Our record financial results for 2021 and the 2022 guidance that Yaniv will shortly outline bodes well with these dynamics.

For the fourth quarter, we delivered record revenue of $34.1 million, the third consecutive quarter of record high revenue, up 22% compared to the fourth quarter of 2020. The licensing environment continues to be robust at $21.3 million on the back of 20 new agreements and 4 new first-time customers. The fourth quarter licensing engagements highlight the transformation in our value proposition from licensing of standardized IP Cores toward licensing of comprehensive IP platforms which leads to higher upfront licensing revenues and larger royalty opportunities. In this context, we executed a number of sizable agreements this quarter, among which are agreements with a Japanese OEM for the nationwide deployment of 5G fixed wireless access in Japan, a lead OEM customer for the next generation Wi-Fi 7, and a Tier 1 semiconductor company for an AI-based Advanced Driver Assistance Systems (“ADAS”) project. We also executed the first Integrated IP Solutions agreement, where we couple IP licensing with Intrinsix chip design for a comprehensive platform for a smart motor control product for a large US Semiconductor vendor.

Royalty revenue for the quarter came in ahead of our expectation at $12.7 million. Our diverse base station and IoT product category continues to expand, up 21% in royalty revenue versus the respective quarter last year. Our technologies being deployed in wearables, PCs, smart TVs, robot vacuum cleaners, surveillance cameras and in plenty of other IoT devices are key drivers for that growth. On 5G RAN, a key customer of ours released for field testing new 5G RAN products enabled by our latest and most advanced DSP, the XC16. Comparing to the fourth quarter of 2020, royalty revenue was down 21%, as a large US based handset OEM moved to 5G, for which it uses chips from a competitor, which we alluded to on prior calls.

CEVA, Inc. Q4 & FY 2021 Financial Results Conference Call - Prepared Remarks :: Feb 15, 2022

For the full year 2021, our total non-GAAP revenue grew 22% to a record $122.9 million, driven by a step up in our licensing, NRE and related revenue. Revenue from this part of our business had record performance of $73 million, up 39% compared to last year, with 73 new agreements, up from 55 last year. These achievements in licensing are key for our business growth, as signing up licensees is the precursor for royalty revenue, which in turn scale our operating leverage and earnings per share. Our consistent and relentless efforts to grow and diversify our licensees is already apparent in the royalty revenue out of the base station & IoT segment, that grew by 29% year-over-year to a record $28.6 million and 69% in units and approaching 1.3 billion units. Overall, royalty revenue was a record high $49.9 million of which the strong growth in royalty revenue out of the Base Station and IoT category more than offset the decline in the handset category. To grow further our licensee base and strengthen our value proposition in these engagements, we completed the strategic acquisition of Intrinsix during the year. Intrinsix brings in a new customer base in the lucrative aerospace and defense markets and enables us to offer integrated IP solutions where we offer a combination of IP licensing with SoC design for an optimal performance outcome and a larger revenue share with our customers.

Let me at this stage walk you through the thought process we went through to determine our focused go to the market strategy. The ongoing turmoil in chip supply has made evident the foundational role the semiconductor industry has in technology innovation and the overall economy. According to Deloitte, In 2020, global semiconductor sales rose 6.6% to $440 billion even as global GDP shrank 3.5%. And for the next decade, the semi space is expected to show 50% faster growth than global GDP. Furthermore, geopolitical tensions and the criticality of chip supply to national security drive governments to spend and incentivize investment in the semi space, as can be seen by the anticipated U.S. senate bill for $52 billion investment in semiconductor technologies, the Chinese government’s announcement of $150 billion investment in the semi space over the next 10 years. This explosive demand for chips drives OEMs and IT companies to internalize their chip needs and to engage directly with foundries and IP companies. Also, the Chinese government’s ambitions to be self-sufficient in the semiconductor space encourages local investors and technologists to form new chip companies to drive the fast-growing electric car, industrial, and consumer products industries. Against this backdrop, CEVA’s broad IP portfolio and capabilities to expedite and streamline customer chip developments has opened new and sizable customer opportunities. Let me add more color on how we plan to capitalize on these tectonic changes.

CEVA, Inc. Q4 & FY 2021 Financial Results Conference Call - Prepared Remarks :: Feb 15, 2022

Wireless

Wireless technologies, including cellular, Wi-Fi, Bluetooth and UWB have been a key strength for CEVA. Over the years, we have been able to focus on the right end markets and to build a very large base of key customers. We have earned a strong reputation, which enables us to engage with and sign-up top customers to drive next generations and new trends in wireless. Strategically, we will pivot on two main wireless trends.

First, the proliferation of 5G in broadband and massive IoT. The recent Ericsson Mobility report projects 5.5 billion cellular connections by 2027 that are not handsets, up from 1.9 billion connections in 2021. Cellular IoT applies to broad markets, among which are fixed wireless access devices, automotive, industrial, laptops and more. Cellular IoT is fundamental to enable smart transportation, smart grid, robotics, and remote healthcare. CEVA offers to OEMs and semiconductor companies targeting cellular IoT two highly integrated IP platforms, the PentaG for Mobile Broadband IoT, and DragonFly for massive IoT. We believe that by capitalizing on these two technologies and the upcoming new generations, place us in a position to address the whole market needs and to enable new entrants to penetrate this huge space.

Second is the Wi-Fi upgrade cycle. The Wi-Fi market is huge and growing. ABI Research forecasts 5.5 billion Wi-Fi devices by 2026, up from 3.5 billion in 2021. The rollout of the latest standard Wi-Fi 6, and recently 6E, is underway and expected to see more shipments than any prior standards as it extends beyond smartphones, PC and tablets, to smart home, industrial, cars, AR and VR and many more markets. The complexity encompassed in new Wi-Fi designs, along with new connected devices that require Wi-Fi IP integration, is driving strong momentum in our overall annual licensing & NRE business, which was up 39% in 2021 versus 2020. Our R&D investment will focus on the next generation, Wi-Fi7, which is expected to be in the market by 2024. As mentioned earlier, in the fourth quarter, we signed a lead customer Wi-Fi7 agreement with one of the largest OEMs in China which seeks to decouple its dependencies on the chip incumbents that currently dominate the advanced Wi-Fi chipset market.

CEVA, Inc. Q4 & FY 2021 Financial Results Conference Call - Prepared Remarks :: Feb 15, 2022

Edge AI

Edge AI emerges from a growing need to hand over AI processing from the cloud to smart devices such as smartphones, cars, robots, or 5G base stations to gain faster response and higher security. Per a recent ABI research forecast, edge AI is a fast-growing market, expecting to surpass 1.3 billion units by 2026. CEVA has targeted the edge AI market from early on. We already have good penetration with edge AI in Automotive ADAS market where we are closely working with industry leaders including both semis and OEMs and, in the surveillance, and consumer markets. To further capitalize on our strength, we unveiled last month our new generation AI processor, the NeuPro-M. NeuPro-M delivers a significant performance leap compared to its predecessor, NeuPro-S, and for the first time introduces new concepts in AI architecture designs, security integration and chiplet scalability. Its heterogeneous, multiprocessor architecture offers performance ranging from 20 Tera Operations per Second (TOPS) to 1200 TOPS. Its use extends beyond video to a whole new range of AI usages such as Natural Language Processing, 5G network optimization, Level 4 and 5 fully autonomous cars, industrial machines and more. For the first time, NeuPro-M enables chiplet scalability for which our Intrinsix team can offer a turnkey design for heterogeneous SoC.

Wearable and Hearables

The onset of COVID-19 has increased the demand for wearable and wireless headsets and catalyzed innovation in these spaces. Wireless headsets are looking for high quality sound with smart and dynamic noise suppression. Smartwatches are disrupting the traditional watch market and are evolving into health and activity monitoring devices. Research firm Yole Développement forecasts that shipments of TWS earbuds, hearing aids, smartwatches and smart speakers will surpass 1.3 billion units by 2026. CEVA already has a strong position in the wearables and hearables space, with dozens of active customers. We are in a unique position to standardize wireless audio processing IP with our latest Bluebud platform. Last month, we enriched the Bluebud value proposition with the launch of Bluebud HD, a suite of pre-configured software for high quality audio, voice conversations and contextual awareness. Bluebud HD lowers the cost of entry for many semiconductors and OEM’s that lack the scarce expertise in wireless audio, which CEVA masters.

CEVA, Inc. Q4 & FY 2021 Financial Results Conference Call - Prepared Remarks :: Feb 15, 2022

China

Our revenue out of China grew 30% this year versus last year. Unit shipments by our Chinese customers grew 38% versus 2020. We are the de-facto standard in wireless communication used by all the major players, among which are ZTE, Unisoc, Bestechnic, Beken, ASR Micro and others, which overall constitute more than 75 active customers. ZTE, our key customer in 5G base station RAN, is set to substantially grow network footprint in China, as can be seen by its recently securing 31% of the recent China mobile procurement bid for 5G 700Mhz networks, and 34% of the 5G standalone construction for China Telecom and China Unicom. We are uncovering sizable opportunities in automotive, robotics and mobile where leading OEMs are internalizing chip design. Our most advanced technologies and our brand recognition sets us up for further growth in China.

Next before my closing remarks, I want to update you on our objectives and commitments toward future sustainability. Companies around the world have provided sustainability plans for decreasing their carbon footprint over the next decade. At our end, being an IP company, our direct carbon footprint is minimal, with activities primarily by R&D engineers and no manufacturing facilities. However, we intend to take advantage of our expertise in wireless, AI and low power designs to help our customers achieve their own sustainability goals. As I stated above, we are focusing on Wireless IoT where our technologies can add resiliency and run time analytics to optimize energy and water utilization and to expedite the shift to renewable energy. We will also work with our base station RAN customers on next generation DSP technologies that will serve their objective of lower heat dissipation and energy consumption. We will continue to periodically consult with our investors of their perspectives on sustainability.

So in summary, CEVA is uniquely positioned to capitalize on the semiconductor momentum and market transformation toward digitization, AI and connectivity. Our customer pipeline at the end of the year is historically high. We believe our key customers are keenly receptive to our products road map and priorities and willing to expand the scope of engagements with us. We expect 2022 to be an exciting year with growing momentum in revenue, EPS and customer engagements. We are determined to continue to develop stand out products and consistently grow our customer base and licensing engagements to scale our business.

CEVA, Inc. Q4 & FY 2021 Financial Results Conference Call - Prepared Remarks :: Feb 15, 2022

Finally, I would like to take this opportunity to thank all of our employees for their hard work and dedication, innovation and fantastic execution. I would like to extend my thanks to our partners, suppliers and to our shareholders for their confidence and support.

We wish you all a healthy, happy, and prosperous year and please stay safe! With that said, I’ll now turn the call over to Yaniv, who will outline our financials and guidance.

Yaniv

Thank you Gideon. I’ll start by further reviewing the results of our operations for the fourth quarter of 2021.

Revenue for the fourth quarter was a record high at $34.1 million, up 21% compared to $28.1 million for the same quarter last year, our third sequential all-time high. Non-GAAP revenue was $34.2 million, up 22% year-over-year, $0.2 million higher due to purchase price allocation (PPA) adjustment associated with the Intrinsix acquisition. The revenue breakdown is as follows:

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Licensing, NRE and related revenue was $21.3 million, reflecting 63% of total revenues, up 78% as compared to the fourth quarter of 2020 and just slightly lower than third quarter 2021 record high result.

-	Royalty revenue was $12.7 million, reflecting 37% of total revenues, down 21% from $16.1 million for the same quarter last year, but up 13% sequentially.

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Base station & IoT royalty revenue contributed $7.8 million in the quarter, up 21% year-over-year, including all time-high royalty contribution from our sensor fusion product line and continued strength across our base station and IoT product lines overall.

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Quarterly gross margin was 83% on GAAP basis and 87% on non-GAAP basis, both higher than projected due to lower allocation of Intrinsix’s NRE costs from R&D into the cost of revenue expense line. Non-GAAP quarterly gross margin excluded approximately $0.3 million of equity-based compensation expenses and $1.0 million of amortization of other assets associated with the Intrinsix acquisition and Immervision investment.

CEVA, Inc. Q4 & FY 2021 Financial Results Conference Call - Prepared Remarks :: Feb 15, 2022

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Total operating expenses for the fourth quarter were $26.6 million, over the high-end of our guidance, due to lower allocation of Intrinsix’s NRE costs from R&D into the cost of revenue per our prior quarter’s guidance. Such shifts between these two expense line items may happen from time to time and are tied to the actual chip design work performed in the quarter. OPEX also included an aggregate equity-based compensation expense of approximately $3.2 million, amortization of acquired intangible assets associated with the Hillcrest Labs business and the Immervision investment of $1.0 million, and $0.3 million Intrinsix related deal costs. Total operating expenses for the fourth quarter, excluding equity-based compensation expenses, amortization of intangible assets and deal costs, were $22.4 million, over the high-end of our guidance, due to the same reasons I just stated for GAAP.

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GAAP other income included a $1.5 million, reevaluation, net of taxes, of our investment in Cipia, formerly Eyesight Technologies, a leading provider of in-cabin sensing solutions for the automotive industry, that recently went public on the Tel-Aviv Stock Exchange. We will adjust our investment quarterly, based on the market valuation of the shares.

-	GAAP net income for the quarter was $3.9 million, and diluted earnings per share was 17 cents, compared to net income of $0.6 million and 3 cents for the fourth quarter of 2020.

-	Non-GAAP operating income increased 8% to $7.2 million from $6.7 million reported for the fourth quarter of 2020.

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Non-GAAP net income and diluted EPS for the fourth quarter of 2021 was $5.3 million and 22 cents, respectively, significantly higher than our internal estimates. Net income and diluted EPS for the fourth quarter of 2020 were $4.7 million and 20 cents, respectively. Non-GAAP net income and diluted earnings per share for the fourth quarter of 2021 excluded: (a) equity-based compensation expenses, net of taxes, of $2.7 million, (b) the impact of the amortization of acquired intangibles, net of taxes, of $1.4 million associated with the acquisition of the Intrinsix and Hillcrest Labs businesses and investments in NB-IoT and Immervision technologies, (c) $0.3 million of costs associated with the Intrinsix acquisition, (d) $1.5 million of income, net of taxes associated with the reevaluation of an investment in another company, (e) $1.7 million of income tax benefit associated with the purchase price allocation related to the Intrinsix acquisition and (f) an addition of $0.2 million in licensing, NRE and related revenues associated with purchase price allocation for the Intrinsix acquisition. l Non-GAAP net income and diluted earnings per share for the fourth quarter of 2020 excluded: (a) equity-based compensation expense, net of taxes, of $3.4 million, and (b) the impact of the amortization of acquired intangible and other assets, net of taxes, of $0.7 million associated with the acquisition of the Hillcrest Labs business and investments in NB-IoT and Immervision technologies.

CEVA, Inc. Q4 & FY 2021 Financial Results Conference Call - Prepared Remarks :: Feb 15, 2022

Other Related Data

-	Shipped units by CEVA licensees during the fourth quarter of 2021 were 416 million units, down 5% sequentially and down 14% from the fourth quarter 2020 reported shipments.

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Of the 416 million units shipped, 83 million units, or 20%, were for handset baseband chips, reflecting a sequential increase of 148% from 33 million units of handset baseband chips shipped during the third quarter of 2021 and a 62% decrease from 149 million units shipped year over year. Our base station and IoT product shipments were 333 million in the quarter, down 18% sequentially and up 25% year-over-year.

-	Of note, sensor fusion was a record 21.8 million units in the quarter, with cellular IoT, Bluetooth and Wi-Fi also delivering strong contributions.

As for the Year

-	Our total shipments increased 24% year-over-year to over 1.6 billion units, an all-time record high and which equates to approximately 52 CEVA-powered devices sold every second in 2021.

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Annual shipments of handsets were down 33% year-over-year to 383 million devices. The decline is attributable to the socket loss of a customer at a key OEM who was replaced by Qualcomm for 5G modem chipsets, and lower shipments of 2G feature phones in emerging markets.

CEVA, Inc. Q4 & FY 2021 Financial Results Conference Call - Prepared Remarks :: Feb 15, 2022

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Our base station and IoT product royalty revenue continued to grow and reached a new record level of $28.6 million, up from $22.3 million in 2020 and $13 million in 2019. In terms of units, base station and IoT product unit shipments were up 69% year-over-year to almost 1.3 billion units.

-	Our non-GAAP operating income for 2021 increased 43% to $22.7 million from $15.9 million reported for 2020.

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Overall, excluding our Intrinsix business, we grew our revenues 14% year over year, with our non-GAAP licensing business growing 22% to $63.9 million. With the Intrinsix business now fully onboarded and the new opportunities outlined by Gideon earlier, we are excited by the potential ahead of us.

As for the Balance Sheet Items

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As of December 31, 2021, CEVA’s cash and cash equivalent balances, marketable securities and bank deposits were $155 million. We did not repurchase any shares this year and have approximately 498,000 shares available for repurchase.

-	Our DSO for the fourth quarter of 2021 was 39 days, slightly lower than the prior quarter and below our norm level.

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During the fourth quarter, we generated $11 million of cash from operations; depreciation and amortizations were $2.3 million and purchase of fixed assets was $0.7 - million. On an annual basis, we generated $25.8 million cash from operations compared to $15.2 million a year ago.

-	At the end of the year, our headcount was 476 people, of which 390 were engineers, slightly lower than a total of 485 people at the end of September 2021.

Now for the Guidance

As Gideon explained, we expect 2022 to be another exciting year with strong growth expected in licensing and NRE revenues and in royalties from our base station & IoT category. Overall, we are forecasting total revenue to be in the range of $141.5 million to $145.5 million, versus $122.9 million in 2021.

Our licensing, NRE and related revenues business is expected to continue to expand as we benefit from multiple growth vectors where we excel, in particular 5G, Wi-Fi 6 & 7, Edge AI and Wearables and Hearables. In addition, our new integrated IP solution offerings and expanded access to the lucrative aerospace & defense markets via Intrinsix present further compelling opportunities.

CEVA, Inc. Q4 & FY 2021 Financial Results Conference Call - Prepared Remarks :: Feb 15, 2022

In royalties, our base station & IoT product category continues to flourish and will have a noticeable contribution to royalties in 2022. We anticipate royalties from base station RAN, Bluetooth, Wi-Fi and sensor fusion will be the main drivers and will outgrow their respective markets. Overall, we forecast another growth year in royalty revenues, where the strength of our base station & IoT royalty drivers will more than offset the anticipated decline in handset baseband royalties as the remaining 4G smartphones from a Tier 1 OEM are phased out over the course of the year.

On the expense side, we forecast just over $18 million in additional overall expenses, in 2022 versus 2021, recorded both in COGS and OPEX, as we consolidate the Intrinsix business on a full year basis compared to only seven months in 2021 and from other R&D ongoing investments.

Specifically, on COGS, we expect higher non-GAAP expenses of over $10 million due to the cost of NRE revenues from Intrinsix.

On OPEX, with our strong licensing execution in recent years and even stronger expectations for 2022, we will continue to support these new customers and reinforce our leadership with disciplined investments in R&D. Overall, non-GAAP OPEX increase will be approximately $8 million, part of it is also contributed to the consolidation of the Intrinsix business on a full year basis compared to only seven months in 2021.

Equity-based compensation is forecasted to be higher than 2021, around $16 million. This is due to special retention efforts targeting our employees, compared to pre-COVID-19 era and the recent competitive semiconductor industry in all our worldwide R&D sites.

Annual gross margins are forecast to be in the region of 80% on a GAAP basis and 82% to 84% on a non-GAAP basis.

Interest income is forecasted to be higher than 2021 due to increase interest rate environment, and hopefully better FX effects that we experienced in 2021, at $0.4 million per quarter.

Taxes are expected to be approximately 25% of pre-tax income on a non-GAAP basis.

Share count for 2022 is expected to be approximately 24.0 million shares.

CEVA, Inc. Q4 & FY 2021 Financial Results Conference Call - Prepared Remarks :: Feb 15, 2022

Specifically for the First Quarter of 2022

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Gross margin is expected to be approximately 80% on a GAAP and 82% on a non-GAAP basis, excluding an aggregate of $0.3 million of equity-based compensation expenses and $0.5 million of amortization of other assets associated with the Intrinsix acquisition and Immervision investment.

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OPEX for the first quarter of 2022 is forecasted to be lower than fourth quarter of 2021 on GAAP basis and flattish on non-GAAP basis. GAAP-based OPEX is expected to be in the range of $26.4 million to $27.4 million. Of our anticipated total operating expenses for the first quarter, $3.2 million is expected to be attributable to equity-based compensation expenses and $0.8 million to the amortization of acquired intangible assets associated with the Hillcrest Labs, NB IoT and Immervision businesses and assets. Non-GAAP OPEX is expected to be in the range of $20 million – $21 million.

-	Net interest income is expected to be approximately $0.4 million.

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As was the trend in the first quarter of 2021, taxes for the first quarter of 2022 are expected to be higher than the norm, with strong pipeline and backlog revenue mix for our connectivity products originating in France, which has a higher corporate tax rate, and from utilization of withholding taxes in Israel.

-	Share count for the first quarter of 2022 is expected to be 23.8 million shares.

Operator: You can now open the Q&A session.

Wrap Up: Richard

Thank you for joining us today and for your continued interest in CEVA. As a reminder, the prepared remarks for this conference call are filed as an exhibit to the Current Report on Form 8-K and accessible through the investor section of our website at https://investors.ceva-dsp.com.

With regards to upcoming events, we will be participating in the following virtual conferences:

-	Susquehanna Virtual Technology Conference, March 3rd and 4th.

-	34th Annual Roth Conference, March 13th to 15th.in Dana Point, California

Further information on these events and all events we will be participating in can be found on the investors section of our website.

Thank you and goodbye